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                                                                      Exhibit 6

                    EMPLOYEE CONFIDENTIALITY, NON-COMPETE
                           AND SEPARATION AGREEMENT


PARTIES:               Company:                 Ultra Pac, Inc.
                                                21925 Industrial Boulevard
                                                Rogers, Minnesota 55374-9474

                       Employee:                William J. Howard
                                                11447 Anderson Lake Parkway
                                                Eden Prairie, Minnesota 55344


Dated this 31st day of January, 1997.

                                  AGREEMENT:

     WHEREAS, the Company desires to obtain reasonable protection against unfair competition and reasonable protection of its proprietary and confidential trade secrets, inventions and other business information that have been developed and acquired at substantial expense;

     NOW, THEREFORE, the parties do hereby agree to the terms set forth as follows:

     1.) Inventions-

     (a) Inventions." as used in this Section 1, means any discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that:

           (1) concern directly the Company's business or the Company's present or demonstrably anticipated future research or development;

           (2)   result from any work the Employee performs for the Company;

           (3) use the Company's equipment, supplies, facilities, or trade secret information; or

           (4) the Employee develops during the time the Employee is performing employment duties for the Company.

     (b) The Employee agrees that all Inventions made, authored or conceived by the Employee during the term of the Employee's employment with the Company will be the Company's sole and exclusive property. The Employee will, with respect to any Invention:



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         (1)  keep current, accurate, and complete records, which will belong to the Company and will be kept and stored on the Company's premises while the Employee is employed by the Company;

         (2) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing, and without request;

         (3) assign (and the Employee does hereby assign) to the Company all of the Employee's rights to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and

         (4) acknowledge and deliver promptly to the Company any written instruments that are necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

         The requirements of this subsection 1(b) do not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time:, and which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development.

     2.)  Confidential Information

     (a) "Confidential Information," as used in this Section 2, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. Any information that the Employee reasonably considers Confidential Information, or that the Company treats as Confidential Information (whether the Employee or others originated it and regardless of how the Employee obtained it) shall be deemed Confidential Information.

     (b) Except as specifically authorized by an authorized officer of the Company or by written Company, policies, the Employee will never use or disclose Confidential Information to any person not authorized by the Company to receive it. When the Employee's employment with the Company ends, the Employee will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of the Confidential Information in the Employee's possession, regardless of who prepared them.



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     3.) Trade Secrets-

     (a) "Trade Secrets," as used in this Section 3 means information including product knowledge, a formula, patterns, compilation, program, device, method, technique, or process, that

          (1) has independent economic value because it is not generally known and not readily ascertainable by competitors; and

          (2)  is the subject of reasonable efforts to maintain secrecy.

     (b) Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Employee will never use or disclose a Company Trade Secret to any person not authorized by the Company to receive it.

     4.) Competitive Activities - The Employee agrees that during the term of the Employee's employment with the Company and for a period of one year after the Employee's employment with the Company ends:

     (a) The Employee will not alone, or in any capacity with another firm:

          (1) directly or indirectly engage in any commercial activity that competes with the Company's business as the Company has conducted it during the year before the Employee's employment with the Company ends, within any state in the United States or within any country in which the Company directly or indirectly markets or services products or provides services;

          (2) in any way interfere or attempt to interfere with the Company's relationship with any of its current or potential customers, suppliers, or lenders.

     (b) The provisions of this Section 4 shall not prevent the Employee, during such one-year period after termination, from seeking employment which would violate subsection 4(a) so long as such employment commences after the expiration of such one-year period.

     5.) Separation Compensation - If at any time, the Employee becomes involuntarily separated from the Company for reasons other than for "cause," including but not limited to the bankruptcy of the Company, the Company will pay the Employee a severance amount up to thirty-six (36) weeks base salary at the Employee's then current base rate of compensation, upon the Employee delivering a release of the Company in form acceptable to the Company. "Cause" shall be defined as any one of the following:

     (a) failure to show up for work;

     (b) gross misrepresentation of financial or other significant Company information;

     (c) theft or stealing from the Company; or


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     (d) moral or criminal misconduct .

     The separation payments, to a total amount of thirty-six (36) weeks, will be paid to Employee by the Company in three (3) increments of twelve
(12) weeks each with payments being made at the normal pay frequency and on the normal payroll dates as follows:

     (1) The initial twelve (12) week increment shall be paid following Employee's termination of employment from the Company, for reasons other than for "cause," as defined above;

     (2) After the initial twelve (12) week increment has lapsed, if Employee has still not found suitable employment, an additional twelve (12) week increment of payments will be made; and

     (3 ) After the second twelve (12) week increment has lapsed (i.e., twenty-four (24) weeks after termination of employment from the Company), if Employee has still not found suitable employment, the final twelve (12) week increment of payments will be made.

     All taxes will be withheld in accordance with state and federal tax laws.

In the event that the Company is sold and Employee is terminated, Company will pay a severance amount as set forth In the change of control agreement between the Company and Employee in lieu of the foregoing.

     6.) Remedy - The Employee understands that the Company may not have an adequate remedy at law for the threatened breach or breach of any covenant set forth in this Agreement and agrees that in the event of any breach, or threatened breach, the Employee shall reimburse the Company for its reasonable attorneys' fees and costs incurred in enforcing its rights under this Agreement. The Employee further agrees that in the event of a breach or a threatened breach, in addition to other remedies which may be available to it, the Company has the right to sue in equity and enjoin the Employee for a breach or threatened breach of this Agreement.

     7.) Miscellaneous-

     (a) Modification - This Agreement may be modified or amended Only in writing signed by both the Company and the Employee

     (b) Governing Laws - The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement. Any legal proceedings related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of the courts in Minnesota for this purpose

     (c) Construction   - Wherever possible, each provision of this Agreement
     will be interpreted so that it is valid under the applicable law. If any provision of this Agreement


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     is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid, the reminder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

     (d) Captions - The headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

     (e) Notices - All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

                                             COMPANY:
                                             ULTRA PAC., INC

                                             By
                                               -----------------------------
                                               Its

                                             EMPLOYEE:

                                             /s/ William J. Howard
                                             -------------------------------
                                             William J. Howard





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